SECURITIES AND EXCHANGE COMMISSION

                          Washington, DC  20549


                                FORM 8-K



  CURRENT REPORT



                            Pursuant to Se       ction 13 or 15(d) of the
  Securities Exc           hange Act of 1934




                            July 21, 1994




                            Mallinckrodt G               roup Inc.
  (Exact name of registrant as specified in its charter)




     New York            1-483               36-1263901
  (State or other jurisdiction          (Commission             (IRS
  Employer
          of incorporation)                    File Number)
        Identification No.)


  7733 Forsyth Boulevard, St. Louis, MO           63105-1820
  (Address of principal executive offices)              (Zip
  Code)


  Registrant's telephone number,                       (314)
  854-5200
           including area code

MALLINCKRODT ANNOUNCES DECISION
  OF VETERINARY COMPANY PRESIDENT TO RESIGN

  St. Louis, Missouri, July 21, 1994 -- Mallinckrodt Group Inc. (NYSE:MKG) announced today that William J. Mercer, president and chief executive officer of its animal health business, has resigned from the company to pursue his career interests. c. Ray Holman, president and chief executive officer of Mallinckrodt Group, will assume the additional role of Mallinckrodt Veterinary president until Mercer's successor is named.

  Holman said, "Bill Mercer wrote in his resignation letter that it is his personal desire to pursue a new, more challenging position outside the company. He has made many contributions during his nearly 17 years with our company and we wish him a successful future.

  "The Mallinckrodt Veterinary management team is strong and I am confident the group will continue to work together to provide the leadership for a solid and profitable future," Holman said.

  In his resignation letter, Mercer stated, "With the closeness in our ages, time in our jobs, and the greater company needs, I want to take on a CEO successor, or CEO role, of a high quality company within the next year. Since our timetables are not consistent, it is in the best interest of both myself and the company that I obtain a position that better fits my long term career goals."

  Mercer was named president of Mallinckrodt Veterinary in December 1992, after holding a number of management positions at Mallinckrodt Medical, primarily in medical imaging. A restructuring program, including closing 11 plants, eliminating 1,100 positions and rationalizing the product line, was initiated at the veterinary company in fiscal year 1993 and is contributing to improved earnings, according to Holman. Operating earnings and margins were up approximately 50 percent for the first nine months of the year.

  Mallinckrodt Group Inc. is a Fortune 250 company with net sales of over $1.9 billion. through its three technology-based businesses -- Mallinckrodt chemical and Mallinckrodt Medical, both headquartered in St. Louis, and Mallinckrodt Veterinary, headquartered in Mundelein, Ill. -- the company provides human and animal health products and specialty chemicals. Mallinckrodt Group and its subsidiaries have approximately 10,000 employees worldwide.